SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                             ------------------

                                 FORM 8-A/A


                              Amendment No. 1

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                      PURSUANT TO SECTION 12(b) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                  INTERNATIONAL FLAVORS & FRAGRANCES INC.
          ------------------------------------------------------
           (Exact Name of Registrant as Specified in Its Charter)


                  New York                                  13-1432060
   --------------------------------------             --------------------
  (State of Incorporation or Organization)              (I.R.S. Employer
                                                      Identification No.)


       521 West 57th Street                                    10019
        New York, New York                                  (Zip Code)
   --------------------------------------             --------------------
 (Address of Principal Executive Offices)


If this form relates to the registration of a         If this form relates to the registration of a
class of securities pursuant to Section 12(b)         class of securities pursuant to Section
of the Exchange Act and is effective pursu            12(g) of the Exchange Act and is effec
ant to General Instruction A.(c), please              tive pursuant  to General Instruction
check the following box.  |X|                         A.(d), please check the following box.  |_|


Securities to be registered pursuant to Section 12(b) of the Act:

   Title of Each Class                  Name of Each Exchange on Which
   to be so Registered                  Each Class is to be Registered
   --------------------                 ------------------------------

   Stock Purchase Rights                New York Stock Exchange Inc.



Securities to be registered pursuant to Section 12(g) of the Act:


                                    None
                     ---------------------------------
                              (Title of Class)



Item 1.     Description of Registrant's Securities to be Registered.

            On September 26, 2000, International Flavors & Fragrances Inc., a New York corporation (the "Company"), entered into a First Amendment (the "Amendment") to the Shareholder Protection Rights Agreement, dated as of March 21, 2000 (the "Rights Agreement"), by and between the Company and The Bank of New York, as Rights Agent. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Rights Agreement.

            Pursuant to the Amendment, the definition of "Acquiring Person" in
Section 1.1 of the Rights Agreement has been amended to reduce the ownership threshold for becoming an Acquiring Person from 20% to 15% of the Company's Common Stock. Second, Section 5.1 of the Rights Agreement has been amended to provide that if within 180 days of a public announcement by a third party of its intent or proposal to engage (without the current and continuing concurrence of the Board of Directors (the "Board")) in a transaction involving an acquisition of or business combination with the Company or otherwise to become an Acquiring Person, and the majority of the Board elected has not been nominated by the prior Board, the Rights may not be redeemed for a 180-day period after the effectiveness of such election unless certain "Value Enhancement Procedures" are implemented to maximize shareholder value, or that any redemption decision, if challenged, would meet an "entire fairness" test. Third, Section 5.4 of the Rights Agreement has been amended to provide that the Rights Agreement may not be amended at any time during the 180-day period described in the previous sentence.


Item 2.     Exhibits.

            Exhibit No.     Description
            -----------     -----------

            1 Shareholder Protection Rights Agreement, dated as of March 21, 2000 (the "Rights Agreement"), by and between International Flavors & Fragrances
                            Inc. (the "Company") and The Bank of New York, as Rights Agent ("BONY") (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A filed on March 22, 2000)

            2* First Amendment, dated as of September 26, 2000, to the Rights Agreement, by and between the Company and BONY



_____________
* Filed herewith.



                                 SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                            INTERNATIONAL FLAVORS &
                            FRAGRANCES INC.


                            By:  /s/ Stephen A. Block
                                 ---------------------------------------------
                                 Name:  Stephen A. Block
                                 Title: Senior Vice President, General Counsel
                                          and Secretary



Date:  October 2, 2000



                               EXHIBIT INDEX

            Exhibit No.             Description
            -----------             -----------

            1 Shareholder Protection Rights Agreement, dated as of March 21, 2000 (the "Rights Agreement"), by and between International Flavors & Fragrances Inc. (the "Company") and The Bank of New York, as Rights Agent ("BONY") (incorporated by reference to
                                    Exhibit 1 to the Company's Registration
                                    Statement on Form 8-A filed on March 22,
                                    2000)

            2* First Amendment, dated as of September 26, 2000, to the Rights Agreement, by and between the Company and BONY



_____________
* Filed herewith.